Exhibit 99.1

PRESS RELEASE

CooperCompanies Appoints Holly Sheffield as President, CooperSurgical and

Announces Robert Auerbach, M.D. to Retire

SAN RAMON, Calif., July 6, 2020 — CooperCompanies (NYSE:COO) today announced that Holly Sheffield has been appointed President of CooperSurgical effective July 13, 2020, reporting to Albert White, President and CEO. Ms. Sheffield will succeed Robert Auerbach, M.D. who is retiring. As part of this planned transition Dr. Auerbach will act in an advisory capacity until February 1, 2021.

“On behalf of everyone at Cooper, I want to thank Bob for his leadership and significant contributions to our company,” said Al White, President and CEO. “Bob has been an important member of the Cooper team for more than 15 years and has played a key role in helping CooperSurgical grow to where it is today. We look forward to a seamless transition of responsibilities and wish him all the best in his retirement.”

White added, “Holly is a very strong leader and I’m highly confident she has the capabilities required to continue driving CooperSurgical’s global success.”

Ms. Sheffield joined Cooper as Executive Vice President and Chief Strategy Officer of CooperCompanies in June 2018. She joined Cooper from UBS Securities LLC, where she was Managing Director, Global Head of Medical Technology for the Healthcare Banking group. She holds an MBA from Columbia Business School and a BS from Cornell University.

About CooperCompanies

CooperCompanies (“Cooper”) is a global medical device company publicly traded on the NYSE (NYSE:COO). Cooper operates through two business units, CooperVision and CooperSurgical. CooperVision brings a refreshing perspective on vision care with a commitment to developing a wide range of high-quality products for contact lens wearers and providing focused practitioner support. CooperSurgical is committed to advancing the health of women, babies and families with its diversified portfolio of products and services focusing on medical devices and fertility & genomics. Headquartered in San Ramon, Calif., Cooper has a workforce of more than 12,000 with products sold in over 100 countries. For more information, please visit www.coopercos.com.

Contact:

Kim Duncan

Vice President, Investor Relations and Risk Management

925-460-3663

ir@cooperco.com